Exhibit 10.1

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (“Agreement”) is made this 13th day of September, 2024, by and between Cassava Sciences, Inc., 6801 N. Capital of Texas Highway, Building 1, Suite 300, Austin, TX 78731 (“Cassava” or “Company”), and Remi Barbier, an individual (“Barbier” or “Consultant”).

WHEREAS, Barbier and the Company are parties to an Employment Agreement dated July 1, 1998, as amended on December 17, 2008 and June 20, 2013 (the “Employment Agreement”); and

WHEREAS, in connection with his employment, Barbier entered into a Confidential Information and Invention Agreement dated October 4, 2001 (the “Inventions Agreement”); and

WHEREAS, in connection with his employment, Barbier entered into an Indemnification Agreement dated December 10, 2021 (the “Indemnification Agreement”); and

WHEREAS, Barbier was granted options to purchase 981,428 shares of common stock of the Company pursuant to the and in accordance with the 2018 Omnibus Incentive Plan and 2008 Equity Incentive Plan subject to the terms and conditions of certain stock option agreements dated June 6, 2014, November 14, 2014, December 11, 2015, August 23, 2017, September 28, 2018, December 13, 2019, October 3, 2023 and May 20, 2024 (the “Stock Option Agreements”); and

WHEREAS, on July 15, 2024, Barbier resigned for ‘Other Than Cause’ from his position as President and Chief Executive Officer of the Company and from the Board, but remained employed through September 13, 2024; and

NOW, THEREFORE, in consideration of the following terms and conditions, Cassava and Consultant (collectively, the “Parties” and each a “Party”) agree as follows:

1.        Non-Exclusive Consulting Relationship. On and after the Effective Date of this Agreement, Cassava will retain Consultant to perform consulting services for the Company on a non-exclusive basis.

2.        No Change to Severance Benefits. Nothing in this Agreement modifies, diminishes or amends any of the severance provisions set forth in the Employment Agreement, and the Company will continue to provide the severance benefits outlined in paragraph 3(d) of the Employment Agreement in accordance with this terms.

3.        Term. The term of this Agreement will commence on September 13, 2024 (the “Effective Date”) and continue through September 12, 2025, unless terminated earlier pursuant to paragraph 8 of this Agreement (the “Term”). The Term may be extended by the Company for up to an additional year in its sole discretion. The period during which this Agreement remains in effect shall be the “Term.”

4.        Extent of Services. Consultant will furnish such Services as may reasonably be requested by Cassava during the Term of this Agreement for purposes of providing information and support for scientific research and/or obtaining governmental approval for the Company’s products (the “Services”). In the performance of such Services, Consultant will not be required or permitted to report to any Company office, unless specifically requested. Requests for Services will be communicated to Consultant by the Company’s Principal Executive Officer or CFO, who will be Consultant’s sole points of contact with the Company. Consultant shall not contact any other employees of the Company for any professional purpose without permission.

5.       Consulting Fees. During the Term, Consultant will be paid One Hundred Dollars and No Cents ($100.00) per hour for Services performed pursuant to, and in accordance with, the terms of this Agreement (the “Consulting Fee”). The Consulting Fee and expenses set forth in paragraphs 5 and 6 of this Agreement will be the sole consideration payable to Consultant for the Services rendered under this Agreement. It is understood that the Company will not withhold any amounts from the Consulting Fee payable under this Agreement for income tax or other applicable taxes. Consultant is solely responsible for all filings with applicable taxing authorities in the United States (or any other countries) and for the payment for any taxes or levies required by applicable law.

6.         Expenses. The Company will reimburse Consultant for any reasonable expenses incurred by Consultant while performing Services pursuant to this Agreement. Reasonable expenses subject to reimbursement will include only those expenses necessary for the performance of requested Services and pre-approved by the Company.

7.         Independent Contractor. Nothing in this Agreement shall be construed to create, nor shall the Parties hold themselves out as being in an employer-employee or principal-agent relationship. Consultant will perform the requested Services as an independent contractor. Consultant will not be required to devote his full time and attention to the performance of Services under this Agreement. Consultant has the full power and sole authority, control and discretion to select the means, method and manner of performing the Services; provided, however, that Consultant will be required to complete the requested Services within the reasonable time periods requested by the Company.

(a)     Consultant will be solely responsible for securing any necessary insurance coverages for himself including, without limitation and as applicable, workers’ compensation, personal liability, property and casualty, life, disability, accidental death & dismemberment and automobile liability insurance.

(b)      Consultant will not hold himself out or represent to third parties that Consultant is an employee of the Company. Consultant acknowledges and agrees that he is not authorized to make any representation, agreement or contract; incur any obligation, liability, or indebtedness on behalf of the Company of any kind; or speak as a representative of the Company or communicate in any manner (including on social media) with third parties about matters pertaining to the Company or its business, regardless of the nature thereof, without the prior express written authorization from the Board of Directors of the Company. Consultant shall at all times while performing Services comply with: (i) the terms and conditions set forth in this Agreement, (ii) any and all applicable laws, and (iii) any and all policies and guidelines established under applicable law and/or promulgated by Company and provided to Consultant, provided however that any such new guidelines promulgated by the Company do not materially amend or change any of the terms and conditions of this Agreement.

(c)      The Company shall deem the Consultant a “service provider” with respect to Consultant’s provision of the Services, as that term is defined in the 2008 Equity Incentive Plan and 2018 Omnibus Incentive Plan.

8.        Termination.

(a)      Either Party may terminate this Agreement at any time with thirty (30) days’ notice.

(b)      The Company may terminate this Agreement without notice in the event of the inability of Consultant to perform the Services required by this Agreement due to physical or mental disability.

(c)      This Agreement will automatically terminate in the event of the death of Consultant.

9.         Confidentiality. During and after the Term, Consultant agrees to maintain the confidentiality of all non-public information pertaining to the business of the Company including, without limitation, information pertaining to products in development and clinical trials for such products. Further, Consultant acknowledges and agrees that the confidentiality provisions set forth in paragraph 5 of his Employment Agreement and paragraph A(1) of his Inventions Agreement will remain in full force and effect on and after the Effective Date of this Agreement.

(a)      Nothing in this Agreement, the Inventions Agreement nor any other agreement or Company policy prohibits Executive from:

(i)      Giving truthful testimony under oath in a judicial, administrative, or arbitral proceeding or providing information Consultant reasonably believes to be true to any Government Agency (For purposes of this Agreement, the term “Government Agency” means the United States Department of Labor, the Equal Employment Opportunity Commission, the Securities and Exchange Commission, the U.S. Department of Justice, the National Labor Relations Board, Congress, any state or local commission or division of human rights, an attorney general, or any other federal, state, or local regulatory or self-regulatory or law enforcement agency or official); or

(ii)      Communicating, cooperating, or filing a complaint with, or participating in any investigation or proceeding by, any Government Agency with respect to possible violations of any U.S. federal, state, or local law or regulation. Consultant does not need the prior authorization of (or to give notice to) the Company regarding any communication, disclosure, or activity described in this section.

(b)    Consultant understands that, pursuant to the Defend Trade Secrets Act, 28 U.S.C. § 1833:

(i)      No individual will be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is: (i) made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or (ii) made in a complaint or other document filed in a lawsuit or other proceeding if such a filing is made under seal.

(ii)      Any individual who files a lawsuit for retaliation for reporting a suspected violation of law may disclose a trade secret to his/her attorney and use the trade secret information in the court proceeding so long as the individual: (i) files any document containing the trade secret under seal, and (ii) does not disclose the trade secret, except pursuant to court order.

10.       Non-Disparagement. Consultant agrees that, during the Term, he will not make any disparaging or derogatory remarks or statements about Cassava Sciences, Inc., its subsidiaries and affiliates and, with respect to each of them, their predecessors and successors; and, with respect to each such entity, all of its past, present, and future employees, officers, directors, managers, stockholders, partners, members, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs), and any other persons acting by, through, under or in concert with any of the persons or entities listed in this subsection, and their successors.

11.        Indemnification. During and after the Term of this Agreement, Consultant will continue to be eligible for indemnification rights under the Indemnification Agreement (which will remain in full force and effect during and after the Term of this Agreement), the Company’s by-laws and/or insurance coverage for directors’ and officers’ liability, subject to the terms, conditions and limitations set forth in the Indemnification Agreement, Company by-laws and/or insurance policies. Nothing in this Agreement modifies, diminishes or amends any of the indemnification provisions set forth in the Indemnification Agreement (which will remain in full force and effect during and after the Term of this Agreement), the Company’s by-laws and/or insurance coverage for directors’ and officers’ liability.

12.       Cooperation. In the event that Cassava is involved in any investigation, litigation, arbitration or administrative proceeding subsequent to the Effective Date of this Agreement, Consultant agrees that, upon request, he will provide reasonable cooperation to the Company and its attorneys in the prosecution or defense of any investigation, litigation, arbitration or administrative proceeding, including participation in interviews with the Company's attorneys, appearing for depositions, testifying in administrative, judicial or arbitration proceedings, or any other reasonable participation necessary for the prosecution or defense of any such investigation, litigation, arbitration or administrative proceeding.

(a)      Compliance with this section shall not be construed to (A) require Consultant to waive any legal or constitutional rights against self-incrimination under applicable law, or (B) require cooperation in the event of any legal dispute between the Parties with respect to this Consulting Agreement.

(b)     In connection with such cooperation, the Company agrees to indemnify Consultant in accordance with the terms, conditions and limitations in the Indemnification Agreement and, if applicable, under the Company’s by-laws or insurance coverage for directors’ and officers’ liability.

13.       Dispute Resolution. Any dispute arising out or relating to this Agreement, or the interpretation, application or enforcement of its terms, will be resolved by final and binding arbitration in accordance with the then existing Commercial Arbitration Rules of the American Arbitration Association (“AAA”). This arbitration provision constitutes a waiver of any right to a jury trial and relates to the resolution of all claims arising out of, relating to, or in connection with this Agreement, the interpretation, validity, construction, performance, breach or termination of this Agreement.

(a)      The Parties will agree upon one arbitrator, who shall be an individual skilled in the legal and business aspects of the subject matter of this Agreement and of the dispute. If the Parties cannot agree upon one arbitrator, an arbitrator shall be selected by the Parties through the arbitrator selection procedures established by the AAA. The arbitration proceedings shall take place in Austin, Texas or such other location as the Parties may agree upon. The arbitration proceedings (including any pre-hearing depositions and written discovery responses) will be completely confidential and only the Parties and their authorized representatives and legal counsel will be permitted to attend the arbitration hearing.

(b)      In rendering an award, the arbitrator shall determine the rights and obligations of the Parties according to the substantive law of the State of Texas (or federal law, where applicable) without regard to any principles governing conflicts of laws and the arbitrator’s decision shall be governed by state and federal substantive law, as though the matter were before a court of law. Such decision shall be final, conclusive and binding on the Parties to the arbitration. The decision of the arbitrator shall be made within thirty (30) days following the close of the hearing. The Parties agree that the award shall be enforceable exclusively by any state or federal court of competent jurisdiction.

(c)      If any part of this arbitration procedure is in conflict with any mandatory requirement or applicable law, the law shall govern, and that part of this arbitration procedure shall be reformed and construed to the maximum extent possible in conformance with the applicable law. The arbitration procedure shall remain otherwise unaffected and enforceable. The Parties agree that any Party shall be entitled to commence legal action in any court of competent jurisdiction to compel any other Party to this Agreement to submit any claim or controversy covered by this paragraph 13 to mandatory and binding arbitration in accordance with the terms and provisions outlined herein and/or for preliminary injunctive relief to preserve the status quo or to prevent any potential or on-going violation of this Agreement pending the outcome of arbitration proceedings under this paragraph.

14.      Governing Law and Consent to Jurisdiction. This Agreement shall be deemed to have been made and delivered in the State of Texas, where Consultant’s services will be performed, in whole or in part, and shall be governed as to validity, interpretation, construction, effect and in all other respects by the internal laws of the State of Texas and controlling federal law without giving effect to any conflicts of laws provisions. Further, to the extent that any Party is required to initiate legal action to enforce any right or obligation under this Agreement (including arbitration under paragraph 13), the Parties agree that any such litigation shall be filed in the United States District Court for the Western District of Texas or the District Court of Travis County, Texas, and both Parties consent to the exclusive personal jurisdiction of such courts.

15.      Assignment. This Agreement, and the rights and obligations of Consultant under this Agreement, may not be assigned by Consultant without the express written consent of the Company. The rights and obligations of the Company under this Agreement shall be binding upon, and inure to the benefit of, the Company, its successors and assigns. However, this Agreement will be enforceable by and as to Cassava and its successors and assigns. Further, in the event of a change in ownership of Cassava, the Company will have the right to assign all rights and obligations under this Agreement to any successor owner without Consultant’s consent.

16.      Notices. All notices, requests, demands, claims and other communications that are required to be, or which may be, given under this Agreement shall be in writing and (i) delivered in person or by courier; (ii) sent by e-mail, telecopy or facsimile transmission; or (iii) mailed, certified first class mail, postage prepaid, return receipt requested, to the Parties at the following addresses:

If to COMPANY:

CASSAVA SCIENCES, INC.

Attn: Christopher Cook

SVP and General Counsel

6801 N. Capital of Texas Highway

Building 1, Suite 300

Austin, TX 78731

ccook@cassavasciences.com

If to CONSULTANT:

Remi Barbier

[***]

[***]

or to such other address as the Party to whom notice is being given shall have furnished to the other Party. Such notices shall be effective (i) if delivered in person or by courier, upon actual receipt by the intended recipient, (ii) if sent by e-mail, telecopy or facsimile transmission, when the sender receives confirmation that such notice was received at the e-mail address or telecopier number of the addressee, or (iii) if mailed, upon the earlier of five (5) business days after deposit in the mail or the date of delivery as shown by the return receipt. Any notice delivered in person, by courier or by mail shall also be sent via email to the address listed above.

17.      Attorneys’ Fees. In the event that either Party initiates legal action in any court or adjudicative body to enforce any provision of this Agreement, or initiates legal action based upon the breach of any provision of this Agreement by any other Party, or submits any dispute to arbitration under paragraph 13 of this Agreement, the prevailing Party in any such legal proceeding or arbitration may, in the discretion of the presiding judge or arbitrator, recover reasonable costs and expenses (including attorneys’ fees) incurred in connection with the prosecution or defense of any such legal action or arbitration proceeding, in addition to any legal or equitable relief otherwise available under applicable law.

18.     Waivers. No claim arising out of a breach of this Agreement can be discharged, in whole or in part, by a waiver of that claim unless the waiver is supported by consideration and is in writing and executed by the aggrieved Party. Any waiver by the Company of a breach of any provision of this Agreement by Consultant shall not be construed as a continuing waiver, or as a waiver of any breach of another provision of this Agreement.

19.      Severability. In the event that any provision of this Agreement shall be deemed to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

20.      Captions. The captions of the paragraphs and provisions of this Agreement are for convenience only and shall not affect in any way the meaning or interpretation of this Agreement or any of its provisions.

21.      Entire Agreement. The Parties acknowledge and agree that this Agreement, constitutes the entire agreement between the Parties with respect to the consulting Services to be provided by Consultant; that the Parties have executed this Agreement based upon the terms set forth herein; that the Parties have not relied on any prior agreement or representation, whether oral or written, which is not set forth in this Agreement; that no prior agreement, whether oral or written, shall have any effect on the terms and provisions of this Agreement; and that, except as otherwise provided in this Agreement, all prior agreements whether oral or written, are expressly superseded and/or revoked by this Agreement.

22.      Amendment. The Parties further agree that the provisions of this Agreement may not be modified by any subsequent agreement unless the modifying Agreement is: (i) in writing; (ii) specifically references this Agreement; (iii) signed by Consultant; and (iv) signed and approved by an authorized member of the Board of Directors of the Company.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

CASSAVA SCIENCES, INC.

By:	/s/ RICHARD J. BARRY
Richard J. Barry, CEO

REMI BARBIER

By:	/s/ REMI BARBIER